Prospectus Supplement No. 3 Filed Pursuant to Rule 424(b)(3)

(to Prospectus dated September 20, 2021)

Registration Statement No. 333-259446

Up to 12,045,000 Shares of Common Stock

and

Up to 67,885,538 Shares of Common Stock and

Up to 7,358,078 Warrants to Purchase Common Stock

Offered By the Selling Securityholders

This prospectus supplement (this “Prospectus Supplement”) updates and supplements the prospectus dated September 20, 2021 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (File No. 333-259446). This Prospectus Supplement is filed solely for the purpose of including a selling securityholder who has acquired (i) shares of our common stock, par value $0.0001 per share (the “Common Stock”). and (ii) warrants to purchase shares of our Common Stock (the “Private Placement Warrants”) at an exercise price of $11.50 per share, which were originally issued as part of the units sold in a private placement in connection with our initial public offering (the “Private Placement Units”), all of which were included for resale in the Prospectus from an existing selling securityholder.

This Prospectus Supplement should be read in conjunction with the Prospectus. If there is any is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement. This Prospectus Supplement is not complete without, and should not be delivered or utilized, except in conjunction with the Prospectus, including any supplements and amendments thereto.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 7 of the Prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 15, 2021.

SELLING SECURITYHOLDERS

This Prospectus Supplement is filed solely for the purpose of including a selling securityholder who has acquired Common Stock and Private Placement Warrants included for resale in the Prospectus from an existing selling securityholder. As of November 15, 2021, the tables included under the section “Selling Securityholders,” which begin on page 110 of the Prospectus, are revised to amend the information with respect to New Beginnings Sponsor, LLC (the “Sponsor”) and to add information with respect to Michael Liebowitz, following the distribution by the Sponsor to Michael Liebowitz of 832,365 shares of Common Stock and 139,969 Private Placement Warrants.

Shares of Common Stock

			Beneficial Ownership of Common Stock After the Offering
Selling Securityholder	Number of Shares of Common Stock Beneficially Owned Prior to the Offering	Number of Shares of Common Stock Being Offered	Number of Shares	%
New Beginnings Sponsor, LLC(1)	2,813,666	2,813,666	—	—
Michael Liebowitz(2)	1,016,395	972,334	44,061	*

*	Less than 1 percent.
(1)	Shares represent (i) 2,003,604 shares of Common Stock initially acquired by the Sponsor in connection with our incorporation (the “Founder Shares”), (ii) 405,031 shares of Common Stock originally issued as part of the Private Placement Units and (iii) up to 405,031 shares issuable under the Private Placement Warrants. Of these shares, the Founder Shares are subject to a contractual lock-up for one year following the closing of our business combination with Airspan Networks Inc. (the “Closing”), as described in the Prospectus under “Certain Relationships and Related Person Transactions — Airspan — Registration Rights and Lock-Up Agreement.” Michael Liebowitz and Russell W. Galbut are the managing members of New Beginnings Sponsor, LLC. Mr. Liebowitz is currently a member of our board of directors (“Board”) and served as our Chief Executive Officer prior to the Closing. Mr. Galbut was the Chairman of our Board prior to the Closing. The address of the selling securityholder is 800 1st Street, Unit 1, Miami Beach, Florida 33139.

(2)	The shares that may be offered pursuant to the Prospectus represent (i) 692,396 Founder Shares, (ii) 139,969 shares of Common Stock originally issued as part of the Private Placement Units and (iii) up to 139,969 shares issuable under the Private Placement Warrants. The Founder Shares are subject to a contractual lock-up for one year following the Closing, as described in the Prospectus under “Certain Relationships and Related Person Transactions — Airspan — Registration Rights and Lock-Up Agreement.” Mr. Liebowitz is currently a member of our Board and served as our Chief Executive Officer prior to the Closing. The address of the selling securityholder is 777 Yamato Road, Suite 310, Boca Raton, Florida 33431.

Private Placement Warrants

			Beneficial Ownership of Private Placement Warrants After the Offering
Selling Securityholder	Number of Private Placement Warrants Beneficially Owned Prior to the Offering	Number of Private Placement Warrants Being Offered	Number of Warrants	%
New Beginnings Sponsor, LLC(1)	405,031	405,031	—	—
Michael Liebowitz(2)	139,969	139,969	—	—

(1)	Michael Liebowitz and Russell W. Galbut are the managing members of New Beginnings Sponsor, LLC. Mr. Liebowitz is currently a member of our Board and served as our Chief Executive Officer prior to the Closing. Mr. Galbut was the Chairman of our Board prior to the Closing. The address of the selling securityholder is 800 1st Street, Unit 1, Miami Beach, Florida 33139.

(2)	Mr. Liebowitz is currently a member of our Board and served as our Chief Executive Officer prior to the Closing. The address of the selling securityholder is 777 Yamato Road, Suite 310, Boca Raton, Florida 33431.

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